                                                                    EXHIBIT 99.4

                  METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
            PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
                                   (UNAUDITED)
                                 (In thousands)

                                                                             Pro Forma
                                                              Historical   Adjustments (a)  Pro Forma
                                                              ----------   ---------------  ---------
Total revenue .............................................    $371,558     $(34,854)(b)     $336,704
                                                               --------     --------         --------

Operating costs and expenses:
   Cost of sales ..........................................     322,795      (29,925)(c)      292,870
   Selling, general and administrative expenses ...........      33,019       (3,168)          29,851
   Environmental expense recoveries .......................        (631)          --             (631)
                                                               --------     --------         --------
   Total operating costs and expenses .....................     355,183      (33,093)         322,090
                                                               --------     --------         --------
   Operating income .......................................      16,375       (1,761)          14,614

Other income (expense):
   Other income, net ......................................         279          (70)             209
   Interest expense, net ..................................     (12,401)          89          (12,312)
                                                               --------     --------         --------
   Income before income tax provision and minority
      interest.............................................       4,253       (1,742)           2,511
Income tax provision ......................................       3,303         (757)           2,546
                                                               --------     --------         --------
   Income (loss) before minority interest .................         950         (985)             (35)
Minority interest .........................................         (28)          14              (14)
                                                               --------     --------         --------
   Net income (loss) ......................................    $    922     $   (971)        $    (49)
                                                               ========     ========         ========

----------
(a) Reflects the activity of MeSA.

(b) Reflects the following:

     Total revenue of MeSA..........................................   $(36,273)
     Adjustment of intergroup activity between MeSA and the
        companies retained by Metallurg.............................      1,419
                                                                       --------
                                                                       $(34,854)
                                                                       ========

(c)  Reflects the following:

     Total cost of sales of MeSA....................................   $(31,344)
     Adjustment of intergroup activity between MeSA and the
        companies retained by Metallurg.............................      1,419
                                                                       --------
                                                                       $(29,925)
                                                                       ========